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Exhibit 4

THIRD AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
BJ CHICAGO, L.L.C.

        THIS THIRD AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Amendment") is made this 6th day of December, 2002, by and among the Members of BJ Chicago, L.L.C.

Recitals

        1.    On December 20, 2000, The Jacmar Companies and Golden Resorts, Inc. entered into a Limited Liability Company Operating Agreement (the "Operating Agreement") for BJ Chicago, L.L.C., a Delaware limited liability company, in which they are Members.

        2.    On July 31, 2001, the Members entered into a First Amendment to Limited Liability Company Operating Agreement in connection with the purchase of additional Shares and the addition of new Members.

        3.    On December 5, 2002 the Members entered into a Second Amendment to Limited Liability Company Operating Agreement to permit Members to use their Allocable Share of the Shares held by the Company as collateral for third-party loans and to clarify certain other provisions of the Operating Agreement.

        4.    On December 6, 2002 the Members of BJ Chicago, LLC desire to make additional investments in shares of stock of Chicago Pizza & Brewery, Inc and revise the ownership and the allocation of profits and losses among the Members.

Agreement

        NOW, THEREFORE, it is agreed that the Operating Agreement is amended as follows:

FIRST: Sections 3.1 and 3.2.1 of Article 3 of the Operating Agreement are amended to read as follows:

          "3.1    Capital contributions of Members.    The Members have made or will shortly make the Capital contributions set forth opposite their names on Exhibit "A" attached hereto. The additional capital will be used to purchase additional shares of common stock of Chicago Pizza & Brewery, Inc. Upon completion of the pending purchase of 13,800 shares of common stock of Chicago Pizza & Brewery, Inc. the Company will own 6,081,385 shares of such stock (the "Shares").

          "3.2.1    Additional Capital Contributions by Members.    Each Member shall be allocated an interest in the 6,081,385 shares of Chicago Pizza & Brewery, Inc. as set forth in Exhibit "A" (with a Member's allocable interest in the Shares referred to as an "Allocable share")."

SECOND: Terms used in this Amendment and not otherwise defined shall have the meanings given such terms in the Operating Agreement, as amended to date. The amendments to the Operating Agreement contemplated hereby shall be effective retroactively to the original date of the Operating Agreement. In all other respects, the terms and provisions of the Operating Agreement are restated and confirmed.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

THE JACMAR COMPANIES		GOLDEN RESORTS, INC.
By:	/s/ JAMES A. DAL POZZO James A. Dal Pozzo, President	By:	/s/ SHANN M. BRASSFIELD Shann M. Brassfield, President
/s/ JAMES A. DAL POZZO James A. Dal Pozzo		/s/ WILLIAM H. TILLEY William H. Tilley
JERRY G. BRASSFIELD REVOCABLE TRUST		SHANN M. BRASSFIELD REVOCABLE TRUST
By:	/s/ JERRY G. BRASSFIELD Jerry G. Brassfield, Trustee	By:	/s/ SHANN M. BRASSFIELD Shann M. Brassfield, Trustee

EXHIBIT "A"

BJ Chicago, LLC
Capitalization Schedule
As of December 6, 2002

	Jacmar	GRI	Tilley	Dal Pozzo	S.M.B. RT	J.G.B. RT	Total
Purchase of Habash Shares	$4,413,000	641,280	0	0	0	3,771,720	8,826,000
Purchase of CEO Shares	909,367	132,143	0	0	0	777,225	1,818,735
Formation expense through 6/30/01	15,000	15,000	0	0	0	0	30,000
Private Placement—Tranche 2	0	726,577	2,750,000	250,000	250,000	4,023,423	8,000,000
Purchase of Puchner Shares	0	0	0	16,100	16,100	64,400	96,600

	$5,337,367	1,515,000	2,750,000	266,100	266,100	8,636,768	18,771,335

Pro Forma Share Acquisition

	Jacmar	GRI	Tilley	Dal Pozzo	Shann	Jerry	Total
Purchase of Habash Shares	1,103,250	160,320	0	0	0	942,930	2,206,500
Purchase of CEO Shares	330,679	48,052	0	0	0	282,627	561,358
Private Placement—Tranche 2	0	290,631	1,100,000	100,000	100,000	1,609,359	3,200,000
Purchase of Puchner Shares	0	0	0	2,300	2,300	9,200	13,800

	1,433,929	499,003	1,100,000	102,300	102,300	2,844,126	6,081,658

LLC Percentage Interest	23.58%	8.21%	18.09%	1.68%	1.68%	46.77%	100.00%

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  Exhibit 4